UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CNB Financial Corporation

(Exact Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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P.O. Box 42

Clearfield, PA 16830

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CNB FINANCIAL CORPORATION will be held at the Main Office of CNB Bank, One South Second Street, Clearfield, PA 16830 on Tuesday, April 19, 2016, at 2:00 P.M. for the following purposes:

1.	ELECTION OF DIRECTORS: To elect two Class 1 directors to serve until the Annual Meeting in the year 2017 or until their respective successors are elected and qualified, and to elect four Class 2 directors to serve until the Annual Meeting in the year 2019 or until their respective successors are elected and qualified.

2.	SAY-ON-PAY VOTE: To vote on a non-binding advisory resolution on the compensation program for CNB Financial Corporation’s named executive officers, as disclosed in the Compensation Discussion and Analysis section of the Proxy Statement (a “say-on-pay” vote).

3.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: To ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2016.

4.	TRANSACTION OF OTHER BUSINESS: To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors fixed March 1, 2016, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

The Annual Report on Form 10-K for the year ended December 31, 2015, the Annual Report Highlights, and the Proxy Statement and form of proxy for the meeting are enclosed.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. YOU ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. PLEASE RETURN THE PROXY CARD AS PROMPTLY AS POSSIBLE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF PROPOSALS ONE, TWO AND THREE DESCRIBED ABOVE. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY SO NOTIFYING THE SECRETARY AND VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors,

/s / Richard L. Greslick, Jr.
Richard L. Greslick, Jr., Secretary

Clearfield, Pennsylvania

March 15, 2016

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held April 19, 2016. This Proxy Statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and our 2015 Annual Report are available free of charge on the Investor Relations section of our website (www.cnbbank.bank).

CNB FINANCIAL CORPORATION

1 SOUTH SECOND STREET

CLEARFIELD, PA 16830-0042

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

TUESDAY, APRIL 19, 2016, 2:00 p.m.

General Information

This Proxy Statement is furnished to shareholders of CNB Financial Corporation (the “Corporation” or the “Holding Company”) in connection with the solicitation of proxies on behalf of the Board of Directors of the Corporation for use at the Annual Meeting of Shareholders to be held on Tuesday, April 19, 2016 at 2:00 p.m.

The Corporation is a Pennsylvania business corporation and a financial holding company registered with the Federal Reserve Board and has its principal offices at CNB Bank, Clearfield, Pennsylvania 16830. The subsidiaries of the Corporation are CNB Bank (the “Bank”), CNB Securities Corporation, Holiday Financial Services Corporation and CNB Insurance Agency.

Unless otherwise directed, proxies solicited hereby will be voted FOR the election as directors of the nominees named under the caption: “Proposal 1. Election of Directors”, FOR the compensation of our named executive officers, and FOR ratification of the appointment of our independent registered public accounting firm for the year 2016. The Board of Directors is not aware of any other matters which will be presented for action at the meeting, but the persons named in the proxies intend to vote or act according to their discretion with respect to any other proposal which may be presented for shareholder action.

Solicitation

The enclosed proxy is being solicited by the Board of Directors of the Corporation. The cost of preparing, assembling and mailing the notice of annual meeting, proxy statement and form of proxy is to be borne by the Corporation. In addition to the solicitation of proxies by use of mail, directors, officers or other employees of the Corporation may solicit proxies personally or by telephone and the Corporation may request certain persons holding stock in their names or in the names of their nominees to obtain proxies from and send proxy material to the principals and will reimburse such persons for their expenses in so doing. Directors, officers, or other employees so utilized will not receive special compensation for such efforts. The date on which this Proxy Statement and the accompanying form of proxy was first mailed to shareholders was March 15, 2016.

Quorum; Voting

A quorum for the transaction of business at the annual meeting will require the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting. Abstentions are counted as shares present for determination of a quorum but are not counted as affirmative or negative votes and are not counted in determining the number of votes cast on any matter. Director nominees with the highest number of votes will be elected. The affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter is required for the approval of all other matters. Shareholders have one vote for each share held.

Revocation of Proxies

The enclosed proxy is revocable at any time prior to the actual voting of such proxy by the filing of a written notice revoking it, or a duly executed proxy bearing a later date, with Richard L. Greslick, Jr., the Secretary of the Corporation. In the event your proxy is mailed and you attend the meeting, you have the right to revoke your proxy and cast your vote personally. All properly executed proxies delivered to us pursuant to this solicitation will be voted at the meeting in accordance with your instructions, if any.

Eligibility to Vote; Record Date

The securities that can be voted at the annual meeting consist of shares of common stock of the Corporation with each share entitling its owner to one vote on all matters properly presented at the meeting. There is no cumulative voting of shares. The Board of Directors has fixed the close of business on March 1, 2016 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting. On the record date, there were 14,458,430 shares of common stock then outstanding and eligible to be voted at the annual meeting. As of that date, all executive officers and directors of the Corporation as a group (19 persons) beneficially owned 780,928 shares, or 5.4%, of the total number of outstanding shares.

Procedures

If your common stock is held by a broker, bank or other nominee (i.e. in “street name”), you should receive instructions from that person or entity that you must follow in order to have your shares of common stock voted. If you hold your shares in your own name and not through a broker or other nominee, you may vote your shares by:

•	signing, dating and mailing the proxy card in the enclosed postage-paid envelope, or

•	attending the annual meeting and voting in person.

Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with your instructions. If you give a proxy without specific voting instructions, your proxy will be voted by the proxy holders as recommended by the Board of Directors.

Under current New York Stock Exchange (“NYSE”) rules, which govern NYSE brokerage members, the proposal to ratify the appointment of independent auditors (Proposal 3) is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions in accordance with NYSE rules. In contrast, the proposals to elect directors (Proposal 1) and the proposal relating to “say-on-pay” (Proposal 2) are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals. These so-called “broker non-votes” will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the vote for these proposals.

Obtaining an Annual Report on Form 10-K

The Corporation is required to file an annual report on Form 10-K for the 2015 fiscal year with the Securities and Exchange Commission (“SEC”). Shareholders may obtain, free of charge, a copy of the Form 10-K by writing to Richard L. Greslick, Jr., Secretary, CNB Financial Corporation, P.O. Box 42, Clearfield, Pennsylvania 16830. Our annual report is also available free of charge on the Investor Relations section of our website (www.cnbbank.bank).

PROPOSAL 1. ELECTION OF DIRECTORS

The Bylaws of the Corporation provide that the Board of Directors shall consist of not less than nine nor more than twenty-four persons. The Board of Directors has acted to fix the number of directors for the ensuing year at fourteen.

The Bylaws further provide that the Board shall be classified into three classes with each class consisting of not less than three nor more than eight directors. The Board of Directors has elected to fix the number of directors in each class at four, except that class 1 is fixed at six. One class of directors is to be elected annually for a three-year term. Two nominees named below are nominated to serve as Class 1 directors to hold office for a one year term expiring at the succeeding annual meeting (in the year 2017), and four nominees named below are nominated to serve as Class 2 directors to hold office for a three year term expiring at the third succeeding annual meeting (in the year 2019). The persons named in the enclosed proxy will vote FOR the election of the nominees named below unless authority to do so is withheld. Each nominee has consented to be named as a nominee and has agreed to serve if elected. If, for any reason, any of the nominees named below should become unavailable to serve, the enclosed proxy will be voted for the remaining nominees and such other person or persons as the Board of Directors may select among those recommended by the Corporate Governance/Nominating Committee.

Information as to Nominees and Other Directors

The following tables set forth the names of the nominees for election as directors and the current directors of the Corporation. Also set forth in the tables is certain other information with respect to each such person’s age at December 31, 2015, the periods during which such person has served as a director of the Corporation and positions currently held with the Corporation.

Following the tables are biographies of each of the nominees and continuing directors which contain information regarding each such person’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Corporate Governance/Nominating Committee and the Board of Directors to determine that such person should serve as a director as of the time of filing of this Proxy Statement. Each director brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance, board service, executive management, business, finance and marketing. “Independent” directors are those who, in the Board of Directors’ judgment, meet the standards for independence as required by NASDAQ.

NOMINEES: Class 1 directors for one year terms expiring at the time of the annual meeting in 2017.

Name	Age at December 31, 2015	Business Experience (Past Five Years)	Positions Held at CNB	Director Since
Francis X. Straub, III Independent Director	55	Owner/ Pharmacist/CFO/Director St. Mary’s Pharmacy	—	—

Peter C. Varischetti Independent Director	46	President Varischetti Holdings, LP		7/1/2015

Francis X. Straub, III, managing officer and director of St. Mary’s Pharmacy, Inc. and Bennetts Valley Pharmacy, Inc., was appointed to the board of CNB Bank in November 2015. Mr. Straub brings a diverse background in healthcare and entrepreneurial culture, which began in his family’s pharmacy over 40 years ago. Mr. Straub holds a Bachelor of Science degree in the field of pharmacy from Duquesne University and has been a practicing, licensed pharmacist at St. Mary’s Pharmacy for over 30 years. He has served on numerous charitable and public service boards and serves currently as a member of the Board of Directors at Value Drug Company, Executive Team Board Member at Penn Highlands Elk and Chairman of the Board of Precision Compacted Components, Inc. Additionally, Mr. Straub is involved with commercial real estate development, oil and gas field services and sleep medical services.

Peter C. Varischetti, President of Varischetti Holdings, LP was appointed to the board of CNB Bank and CNB Financial Corporation in July 2015. He has served on numerous charitable and public service boards and currently serves as director and officer of Guardian Elder Care Holdings, Inc., chairman of the Brockway Schools and Community Education Foundation, and as a director of the Brockway Center for Arts & Technology. Mr. Varischetti is a board member of DuBois Area Catholic Schools and serves on the Parish Finance Council of St. Tobias Church. Mr. Varischetti serves on the board of directors for the Frank Varischetti Foundation, is a member of the Board of Trustees for the University of Pittsburgh and is chairman of the School of Health and Rehabilitation Sciences Board of Visitors. Mr. Varischetti earned a Bachelor of Science in Business Administration and Psychology from the University of Pittsburgh.

NOMINEES: Class 2 directors for three year terms expiring at the time of the annual meeting in 2019.

Name	Age at December 31, 2015	Business Experience (Past Five Years)	Positions Held at CNB	Director Since

Richard L. Greslick, Jr.	39	Senior Executive Vice President, Chief Operating Officer, and Secretary, CNB Financial Corporation and CNB Bank; see also biography below	Senior Executive Vice President, Chief Operating Officer, and Secretary, CNB Financial Corporation and CNB Bank; see also biography below	1/1/12

Dennis L. Merrey Independent Director	67	Chairman of the Board Formerly President and CEO, Clearfield Powdered Metals, Inc. (Manufacturer)	—	6/4/91

Deborah Dick Pontzer Independent Director	56	Economic Development and Workforce Specialist for Congressman Glenn Thompson	—	6/10/03

Nicholas N. Scott, Jr. Independent Director	43	Vice President/Owner Scott Enterprises (Hospitality Industry)	—	5/14/13

Richard L. Greslick, Jr., has been with the Corporation since 1998 and previously served as Controller and Vice President of Operations of CNB Bank. In 2009, Mr. Greslick was named Vice President of Administration of CNB Bank and Secretary of CNB Financial Corporation. In July 2010, Mr. Greslick was named Senior Vice President of Administration of CNB Bank. In December 2012, Mr. Greslick was named Senior Executive Vice President and Chief

Operating Officer of CNB Bank. Mr. Greslick holds a Bachelor of Science in Accounting from Indiana University of Pennsylvania and is a 2009 graduate of the American Banker’s Association’s Stonier National Graduate School of Banking in Philadelphia, PA. Mr. Greslick has served and continues to serve on various boards within the community. Mr. Greslick’s experience as an executive of the Corporation provides him with thorough knowledge of the Corporation’s opportunities, challenges and operations.

Dennis L. Merrey was President and Chief Executive Officer of a foundry and machine company and Founder, President and Chief Executive Officer of a powdered metal parts producing company. Mr. Merrey has more than 30 years of manufacturing management experience. He has been a member of the Bank’s and CNB Financial Corporation’s Boards of Directors since 1991 and was elected Chairman of both Boards in 2007. He is currently retired from business. He has served on numerous charitable and public service boards and previously served as Chairman of the Board of Clearfield Hospital and Penn Highlands Health Care, the parent company of a four hospital system. Mr. Merrey’s executive and director-level experience provide him with valuable and extensive corporate governance experience.

Deborah Pontzer is an Economic Development and Workforce Specialist for Congressman Glenn Thompson. In that capacity, she works with business, industry, and communities to identify and obtain the resources necessary for continued economic development and growth. Her prior experience is in higher education and public accounting. She is active in her community and currently serves as a Trustee for The Stackpole-Hall Foundation. Ms. Pontzer earned a B.A. from Mount Holyoke College and an M.B.A. from the American Graduate School of International Management. Ms. Pontzer’s experience as Economic Development and Workforce Specialist for Congressman Glenn Thompson enables her to provide valuable perspective to the Corporation’s Board of Directors.

Nicholas N. Scott, Jr. is Vice President/Owner of Scott Enterprises of Erie, PA. Mr. Scott has served in this role since 1995. Mr. Scott serves on the UPMC Hamot Health Foundation Board of Trustees, Penn State Behrend Council of Fellows Executive Board, Visit Erie Board of Directors, Erie Regional Chamber and Growth Partnership Board of Directors, and the Pennsylvania Free Enterprise Week Board of Directors. He also lends his expertise to the United Way’s Success by 6 Committee, and the Pennsylvania Early Learning Investment Commission. As a business leader responsible for operations and development of the third-generation family owned hospitality business, Mr. Scott applies his expertise in strategic planning and provides leadership and guidance to the Corporation’s Board of Directors.

Vote Required

Director nominees with the highest number of votes will be elected.

Our Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR the foregoing nominees.

The following Class 1 directors’ terms expire at the time of the annual shareholders meeting in 2017.

Name	Age at December 31, 2015	Business Experience (Past Five Years)	Positions Held at CNB	Director Since

William F. Falger Independent Director	68	Retired, Formerly President and Chief Executive Officer CNB Financial Corporation and CNB Bank	Former President & Chief Executive Officer	4/16/96

Jeffrey S. Powell Independent Director	51	President J. J. Powell, Inc. (Petroleum Distributor)	—	12/27/94

James B. Ryan Independent Director	68	Retired, Formerly Vice President of Sales and Marketing Windfall Products, Inc. (Manufacturer)	—	2/9/99

Peter F. Smith Independent Director	61	Attorney at Law	—	9/12/89

William F. Falger retired in December 2009 after an extensive career with the Corporation. From January 1993 until his retirement, he held the offices of President and Chief Executive Officer of CNB Bank and he was President and Chief Executive Officer of CNB Financial Corporation from January 2001 until his retirement. Mr. Falger began his career with the Corporation in 1989 when he was hired as Senior Lender of CNB Bank. He is a graduate of Indiana University of Pennsylvania with a Bachelor of Science in Mathematics. Mr. Falger has served on various boards within the community. Mr. Falger’s former service as President and Chief Executive Officer of the Corporation and CNB Bank and his past day to day leadership of the Corporation provides him with a thorough knowledge of the Corporation’s opportunities, challenges and operations. He also brings a wealth of corporate governance experience to the Corporation’s Board of Directors.

Jeffrey S. Powell is a graduate of The Pennsylvania State University where he earned a degree in Business Administration. He is currently the President of J.J. Powell Inc., a petroleum distributor, as well as Snappy’s Convenience Stores. Mr. Powell serves as Audit Committee Chairman. Mr. Powell’s service as President of J.J. Powell Inc. brings strong executive experience to the Corporation’s Board of Directors.

James F. Ryan was a founding partner and served as Vice President of Windfall Products, a powdered metal manufacturing company in St. Marys, Pennsylvania, and retired in 1999. Mr. Ryan has served on various civic boards. Mr. Ryan’s past executive experience and service on civic boards provides him with strong corporate governance experience.

Peter F. Smith obtained his Bachelor of Arts from Williams College in 1976 and later graduated from the Dickinson School of Law in 1981. He joined his late father, William U. Smith, in the general practice of law in Clearfield after graduation. Mr. Smith has continued in the practice, representing a diverse group of businesses and their owners. He concentrates his practice on commercial transactions, real estate, mineral law, estate planning and related litigation. Mr. Smith has served on the Ethics Committee of the Pennsylvania Bar Association since 1994 and has authored numerous written opinions to assist other lawyers with ethical issues, and has been invited to speak as panelist by the Pennsylvania Bar Institute. Mr. Smith has served and continues to serve numerous charitable and public services organizations. Mr. Smith’s legal experience provides the Corporation’s Board of Directors with valuable insight into legal matters affecting it and its markets. Mr. Smith also brings strong corporate governance experience to the Corporation’s Board of Directors.

The following Class 3 directors’ terms expire at the time of the annual meeting in 2018.

Name	Age at December 31, 2015	Business Experience (Past Five Years)	Positions Held at CNB	Director Since
Joseph B. Bower, Jr.	52	President and Chief Executive Officer CNB Financial Corporation and CNB Bank; see also biography below	President and Chief Executive Officer CNB Financial Corporation and CNB Bank; see also biography below	4/19/05

Robert W. Montler Independent Director	64	President & CEO Lee Industries (Manufacturer)	—	6/28/05

Joel E. Peterson Independent Director	55	President Clearfield Wholesale Paper (Wholesaler)	—	9/13/11

Richard B. Seager Independent Director	58	President and CEO Beacon Light Behavioral Health Systems (Mental Health) CEO and Founder Deerfield Behavioral Health (Mental Health)	—	12/14/10

Joseph B. Bower, Jr. has been with the Corporation since 1997 and previously served as Chief Financial Officer and Chief Operating Officer of CNB Bank as well as Secretary and Treasurer of CNB Financial Corporation. In January 2010 he was named President and Chief Executive Officer of CNB Bank and CNB Financial Corporation. Mr. Bower previously worked as a certified public accountant and holds a Bachelor of Arts in Accounting from Lycoming College in Williamsport, Pennsylvania. Mr. Bower has served and continues to serve on various boards within the community. Mr. Bower’s position as President and Chief Executive Officer of the Corporation and his day to day leadership of the Corporation provides him with thorough knowledge of the Corporation’s opportunities, challenges and operations.

Robert W. Montler is President & CEO of Lee Industries. Mr. Montler is also President & CEO of Keystone Process Equipment, which purchases and refurbishes used process equipment for the pharmaceutical, cosmetic, food and chemical markets. In 1997, he started Keystone Process Equipment and also began a real estate development company known as Tipton Realty. Mr. Montler’s previous experience includes service in either a board or advisory board capacity for three other financial institutions. He has served and continues to serve on various boards within the community. Mr. Montler’s experience as President and CEO of Lee Industries and Keystone Process Equipment provides him with extensive experience concerning conducting business in the Corporation’s markets.

Joel E. Peterson is a graduate of Pennsylvania State University with a major in Accounting and Marketing. He is the owner and President of Clearfield Wholesale Paper and participates in the governance of many community organizations. Mr. Peterson, by virtue of his executive service, brings meaningful corporate governance experience to the Corporation’s Board of Directors.

Richard B. Seager has over 25 years of experience in health care administration, consulting, and finance. Mr. Seager is actively involved in small business and community development activities throughout northwestern Pennsylvania, including service on various non-profit boards. Mr. Seager provides the Corporation’s Board of Directors with knowledge of the market area and strong governance experience as a result of his executive experience as President and CEO of Beacon Light Behavioral Health Systems.

There are no arrangements or understandings between any director and any other person pursuant to which he or she was selected as a director.

PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Securities Exchange Act of 1934, which requires that we provide our shareholders with the opportunity to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term results and long-term growth, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The Corporation is presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse our compensation program for named executive officers by voting for or against the following resolution (a “say-on-pay” vote). While the vote on the resolution is advisory in nature and therefore will not bind us to take any particular action, our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding our compensation program.

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Corporation’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative executive compensation disclosures contained in the Proxy Statement.”

Vote Required

The affirmative vote of a majority of the votes cast by all shareholders entitled to vote on this proposal is required to approve this proposal.

Our Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR the proposal.

PROPOSAL 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors is responsible for selecting the Corporation’s independent registered public accounting firm. At its meeting held on March 2, 2016, the Audit Committee appointed Crowe Horwath LLP (“Crowe”) as the independent registered public accounting firm for the 2016 fiscal year. Although shareholder approval for this appointment is not required, the Board is submitting the selection of Crowe for ratification to obtain the views of shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection.

In making the appointment of Crowe as the Corporation’s independent registered public accounting firm for the fiscal year 2016, the Audit Committee considered whether Crowe’s provision of services other than audit services is compatible with maintaining independence as our independent auditors and decided that the provision of such services is compatible with maintaining independence.

Vote Required

The affirmative vote of a majority of the votes cast by all shareholders entitled to vote on this proposal is required to approve this proposal.

Our Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR ratification of the appointment of independent auditors.

CONCERNING THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Corporation’s independent registered public accounting firm for the fiscal year ended December 31, 2015 was Crowe Horwath LLP. The Audit Committee has selected Crowe Horwath LLP to be the independent registered public accounting firm for the fiscal year ending December 31, 2016. Representatives of Crowe Horwath LLP are expected to be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire, including comments on the financial statements of the Corporation.

Audit Fees. The following table sets forth the aggregate fees billed to CNB Financial Corporation for the fiscal years ended December 31, 2015 and December 31, 2014 by the Corporation’s independent registered public accounting firm Crowe Horwath LLP.

	December 31,
	2015	2014
Audit Fees	$271,500	$249,000
Audit-Related Fees	—	—
Tax Fees	—	—

	$271,500	$249,000

Audit fees represent fees for professional services rendered by Crowe Horwath LLP in connection with the audit of the Corporation’s consolidated financial statements and internal control over financial reporting and reviews of the consolidated financial statements included in the Corporation’s quarterly reports on Form 10-Q. Audit fees in 2015 also included fees related to consent procedures associated with the Corporation’s filing of a registration statement on Form S-3 and additional audit procedures surrounding accounting-related transactions.

Auditor Independence. The Audit Committee of the Board believes that the non-audit services provided by Crowe Horwath LLP are compatible with maintaining the auditor’s independence. None of the time devoted by Crowe Horwath LLP on its engagement to audit the financial statements for the year ended December 31, 2015 is attributable to work performed by persons other than full-time, permanent employees of Crowe Horwath LLP. The Audit Committee is responsible for approving any service provided by Crowe Horwath LLP.

OTHER MATTERS

The Board of Directors does not intend to bring any other matters before the annual meeting and does not know of any matter which anyone proposes to present for action at the meeting. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy, or their duly constituted substitutes acting at the meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment.

CORPORATE GOVERNANCE

General

The business and affairs of the Corporation are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Corporation’s business through discussions with the Chairman of the Board and the Corporation’s executive officers, by reviewing materials provided to them and by participating in meetings and strategic planning sessions of the Board and its various committees. The Board is also kept apprised by the Chairman of the Board and management of continuing educational programs on corporate governance and fiduciary duties and responsibilities.

The Corporation believes in the importance of sound and effective corporate governance and has adopted policies and promoted practices which it believes enhance corporate governance of the Corporation.

Board Leadership Structure

The Corporation has elected to have two separate individuals as CEO and Chairman. The Corporation believes that this separation facilitates the independence of the Board and is appropriate for the size and structure of the Corporation.

Risk Oversight

Risk identification and management are essential elements for the successful management of the Corporation. In the normal course of business, the Corporation is subject to various types of risk. These risks are controlled through policies and procedures established throughout the Corporation, which are monitored and reviewed by the Board in accordance with established Corporation policies.

The Corporation’s Enterprise Risk Management (ERM) program includes measurement and monitoring of the following risks: credit, market, liquidity, operational, compliance/legal, strategic and reputation. An ERM Risk Assessment Team evaluates, analyzes, and reports annual risk assessment(s) and provides quarterly updates to the ERM Risk Steering Committee, comprised of the Executive Management Team. The Corporation’s ERM Board Committee members meet quarterly to review the overall risk profile of the Corporation. The ERM Board Committee met four times during 2015. The ERM Board Committee follows an ERM Policy, Risk Philosophy Statements and Risk Appetite Statements that summarizes the risk appetite of the Corporation as well as the expected reward for the risks.

In addition to the ERM Process, the following risks are specifically addressed as outlined below: market, credit, and liquidity risk.

Market risk is the sensitivity of net interest income and the market value of financial instruments to the direction and frequency of changes in interest rates. Market risk results from various repricing frequencies and the maturity structure of the financial instruments owned by the Corporation. The Corporation uses its asset/liability management policy and systems to control, monitor, and manage market risk. Such policies and systems are monitored by the Management Asset/Liability Committee and by the Asset/Liability Committee of the Board, which meets four times per year.

Credit risk represents the possibility that a customer may not perform in accordance with contractual terms. Credit risk results from loans with customers and the purchase of investment securities. The Corporation manages credit risk by following an established credit policy and through a disciplined evaluation of the adequacy of the allowance for loan losses. Also, the investment policy limits the amount of credit risk that may be taken in the securities portfolio. Such policies and systems are monitored by both the Asset/Liability Committee of the Board and the Loan Committee of the Board, both of which meet four times per year.

Liquidity risk represents the inability to generate or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers and obligations to depositors. The Corporation has established guidelines within its asset liability management policy to manage liquidity risk. These guidelines include contingent funding alternatives. Such guidelines are monitored at least monthly by the Management Asset/Liability Committee and by the Asset/Liability Committee of the Board.

Meetings and Committees of the Board of Directors

The Board of Directors held fourteen meetings during 2015. Twelve directors attended the 2015 annual meeting of shareholders. Each incumbent director attended at least 75 percent of the aggregate of (i) the total number of meetings held by the Board of Directors during the period that the individual served and (ii) the total number of meetings held by all committees of the Board on which the individual served during the period that the individual served.

The Board of Directors of the Corporation and the Board of Directors of the Bank have a number of joint committees that serve both the Corporation and the Bank. These include an Audit Committee, an Executive Compensation Committee and a Corporate Governance/Nominating Committee.

Audit Committee. The Audit Committee met four times in 2015. The Audit Committee appoints the Corporation’s independent registered public accounting firm, reviews and approves the audit plan and fee estimate of the independent registered public accounting firm, appraises the effectiveness of the internal and external audit efforts, evaluates the adequacy and effectiveness of accounting policies and financial and accounting management, approves and evaluates the internal audit function, pre-approves all audit and any non-audit services, and reviews and approves the annual and quarterly financial statements. The members of the Audit Committee are Jeffrey S. Powell, Chairman; Dennis L. Merrey; Robert W. Montler; Joel E. Peterson and Deborah Dick Pontzer. The Corporation’s Board adopted a written charter for the Audit Committee on May 3, 2001. The charter is reviewed annually by the Audit Committee and no changes were made in 2015. The charter is available on the Corporation’s website at www.cnbbank.bank.

In the opinion of the Corporation’s Board, the members of the Audit Committee do not have a relationship with the Corporation or any of its affiliates that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. None of them is or has for the past three years been an employee of the Corporation or any of its affiliates; no immediate family members of any of them is or has for the past three years been an executive officer of the Corporation or any of its affiliates; and they otherwise meet the standards for independence required by NASDAQ.

The Corporation’s Board of Directors has determined that the Audit Committee does not have a “financial expert” serving on the Committee, as defined by the SEC. While members have an understanding of financial statements as well as the ability to assess the proper application of accounting estimates, accruals and reserves sufficient to perform their duties as Audit Committee members, no member possesses in-depth knowledge of generally accepted accounting principles. The Audit Committee has the authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities, at the Corporation’s expense.

The Audit Committee must pre-approve all permitted non-audit services performed by the Corporation’s external audit firm. The Audit Committee may delegate such authority to a subcommittee, provided that any decisions of the subcommittee are presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee has submitted the following report for inclusion in this Proxy Statement:

The Audit Committee has reviewed the audited financial statements for the year ended December 31, 2015 and has discussed them with management. The Audit Committee has also discussed with Crowe the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 16 and by SEC rules. The Audit Committee has received the written disclosures and the letter from Crowe required by applicable requirements of the Public Company Accounting Oversight Board regarding Crowe’s communications with the Audit Committee, and has discussed with Crowe their independence. Based on this, the Audit Committee recommended to the Board that the audited financial statements be included in CNB Financial Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

Submitted by the Audit Committee:

Jeffrey S. Powell,	Dennis L. Merrey Joel E. Peterson
Robert W. Montler	Deborah Dick Pontzer

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Exchange Act of 1934 and shall not be deemed filed under that Act.

Executive Compensation Committee. The Executive Compensation Committee consists of the following independent directors as defined by NASDAQ rules: Richard B. Seager, Chairman; Dennis L. Merrey; Robert W. Montler, Jeffrey S. Powell and Nick Scott, Jr. The Committee met six times during 2015. See “Compensation Determination Process” for more information about the Executive Compensation Committee.

Corporate Governance/Nominating Committee. The Corporate Governance Nominating Committee met four times during 2015. The Committee consists of the following independent directors as defined by NASDAQ rules: Dennis L. Merrey, Chairman; Jeffrey S. Powell; James B. Ryan; and Peter F. Smith. The Committee was established by resolution of the Board of Directors and recommends to the Board candidates for nomination for election to the Board of Directors. Any shareholder who wishes to have the Committee consider a candidate should submit the name of the candidate, along with any biographical or other relevant information that the shareholder wishes the Committee to consider and the consent of such candidate evidencing his or her willingness to serve as a director, to the President of the Corporation at the address appearing on the Notice of Annual Meeting no later than November 14, 2016. All recommendations are subject to the process described below.

The Committee has the responsibility of reviewing and evaluating candidates for election or appointment to the Board of Directors and compares candidates to the current Board to ensure that the Board has a diverse group of individuals through different professions, experience, education or skill. The process utilized by the Committee to recommend a candidate consists of first reviewing formal expressions of interest by interested individuals which have been communicated to the Committee. In addition, the Committee obtains input from shareholders, directors and management regarding other potential candidates who have not indicated an interest in a Board position.

Utilizing the selection criteria set forth below, the Committee selects a candidate and then conducts an interview in order to further evaluate the individual. Subsequent to the interview the Committee meets to determine whether to recommend the candidate to the Board of Directors for election or appointment. The Board of Directors, exclusive of non-independent directors, either accepts or rejects the Committee’s recommendation.

The Committee utilizes various selection criteria to evaluate a candidate for election or appointment to the Board of Directors including, among others, the following minimum criteria:

1.	Residency within the market area of CNB Bank.

2.	Ability and willingness to commit time necessary to fulfill Board and committee duties.

3.	Strong interest in or familiarity with the financial services industry.

4.	Successful career in a business or profession suitable to our business plan within the Bank’s market area.

5.	Character and reputation.

No incumbent director may be nominated without approval of at least 25% of the existing directors and no person not then a director may be proposed for nomination without approval of at least two-thirds of the directors. The Bylaws provide that any director, upon first being appointed or elected to serve as a director, must own the lesser of 1,000 unencumbered shares of common stock of the Corporation or the number of shares equivalent to $15,000 of market value as of the date of the appointment or election. Further, on or before the third anniversary of the director’s first election to the Board, the director must own at least the lesser of 2,500 unencumbered shares of common stock of the Corporation or the number of shares equal to $25,000 of market value.

Directors Dennis L. Merrey, Joseph B. Bower, Jr. and Richard L. Greslick, Jr. are ex-officio members of all committees if not otherwise named, except the Audit, Corporate Governance/Nominating, and Executive Compensation Committees as to Mr. Bower and Mr. Greslick.

The Corporate Governance/Nominating Committee has a charter, a copy of which is available on the Corporation’s website at www.cnbbank.bank.

Communications With Directors

Any shareholder who wishes to communicate with the directors (or with any individual director) should send a letter to the directors as follows: ATTN: Corporate Secretary—Communication to Directors, CNB Financial Corp., PO Box 42, Clearfield, PA 16830-0042. The Corporate Secretary will regularly forward all such correspondence to the directors.

Director Attendance at Annual Meetings

The Corporation typically schedules a meeting of the Board of Directors in conjunction with the annual meeting and expects that the members of the Board of Directors will attend the annual meeting, absent a valid reason, such as a previously scheduled conflict. Twelve of the individuals then serving as directors attended the annual meeting in April 2015.

Director Education

In 2015, the entire Board of Directors attended two training sessions with an emphasis on the merger and acquisition process for financial institutions. The specific topics covered during these training sessions included the role of an investment banking firm, understanding financial institution valuations, due diligence that is performed by management in conjunction with the evaluation of an acquisition opportunity, and the fiduciary duties of a board. In addition, individual board members periodically attend specialized industry conferences based on their committee assignments and training needs that are identified through the board’s self-assessment process.

COMPENSATION OF DIRECTORS

Members of the Corporation’s Board of Directors who are not employees of the Corporation or a subsidiary of the Corporation are paid a monthly retainer fee of $750 and $600 for attendance at each Board meeting. The Chairperson is also paid a $650 monthly retainer fee. Members of the Bank’s Board of Directors who are not employees of the Corporation or a subsidiary of the Corporation are paid $600 for attendance at each Board meeting and $500 for attendance at each committee meeting. Committee Chairpersons were paid $600 for each meeting attended. The chairperson of the Executive Compensation Committee is paid a quarterly retainer of $750, the chairperson of the Audit Committee is paid a quarterly retainer of $1,250, and the chairperson of the Corporate Governance/Nominating Committee is paid a quarterly retainer of $688. All Bank directors are paid a $750 monthly retainer.

Fees are reviewed annually by the Executive Compensation Committee for recommendation to the Board. The Committee reviews relevant peer group data similar to that used in the executive compensation review. The Committee believes that it is important for a Board member to own a certain amount of stock in order to better align the interests of the Board with that of the shareholder base. The Committee believes that appropriate compensation is critical to attracting, retaining and motivating directors who have the qualities necessary to direct this Corporation and who meet the guidelines referred to under Corporate Governance/Nominating Committee.

Non-Management Director Compensation Table for 2015

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Dennis L. Merrey	78,450	28,208	4,479	—	113,137
William F. Falger	38,500	28,208	—	—	66,708
Robert D. Hord (3)	26,400	—	1,743	—	28,143
Robert W. Montler	38,450	28,208	—	—	66,658
Joel E. Peterson	42,600	28,208	—	—	70,808
Deborah Dick Pontzer	40,450	28,208	—	—	68,658
Jeffrey S. Powell	44,300	28,208	7,632	—	80,140
James B. Ryan	44,917	28,208	—	—	73,125
Nick Scott. Jr.	42,600	28,208	—	—	70,808
Richard B. Seager	47,100	28,208	1,904	—	77,212
Peter F. Smith	42,000	28,208	—	—	70,208
Francis X. Straub, III (4)	1,350	—	—	—	1,350
Peter C. Varischetti (5)	15,300	—	—	—	15,300

(1)	Reflects the aggregate grant date fair value of shares restricted stock awarded under the 2009 Stock Incentive Plan valued at the dollar amount recognized for financial reporting purposes in accordance with the ASC Topic 718.
(2)	Does not include director contributions to the Directors Deferred Compensation Plan.
(3)	Mr. Hord retired from the Board of Directors of CNB Bank and CNB Financial Corporation effective August 11, 2015.
(4)	Mr. Straub was appointed to the Board of Directors of CNB Bank effective November 1, 2015.
(5)	Mr. Varischetti was appointed to the Board of Directors of CNB Bank and CNB Financial Corporation effective July 1, 2015.

In May 2003, the Corporation established a Survivor Benefit Plan for the benefit of non-employee directors. The purpose of the plan is to provide a $100,000 to $150,000 (amount varies by participant) life insurance benefit to designated beneficiaries if a participant dies while serving as a director of the Corporation or, in the case of a non-employee directors who has served as a director of the Corporation for ten or more years (or attain age 70 while serving as a director), following such non-employee director’s termination of service. The plan is considered an unfunded plan for tax and ERISA purposes and all obligations arising under the plan are payable from the general assets of the Corporation. Messrs. Bower, Falger and Greslick are ineligible to participate in the plan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This discussion and analysis focuses on the Corporation’s Executive Officers, who are named in the tables below and who are referred to as our “named executive officers” or “NEOs”. We summarize our philosophy, the strategy and the major details of the Corporation’s approach to compensating our NEOs.

Executive Summary

Our compensation strategy has been developed over several years with guidance and oversight of the Executive Compensation Committee.

Our expectation is that our senior management team should drive performance and produce above average returns for shareholders. To achieve that goal, our executive compensation approach is benchmarked, both as to pay and as to performance, and weighted heavily towards results. In return for achieving above average performance, we expect to reward our NEOs with at or above average compensation and benefits.

At the 2015 annual meeting of shareholders, 7,610,375 shares, or 75% of shares voted, were voted in favor of a resolution approving, on an advisory basis, the compensation paid to the Corporation’s named executive officers as disclosed in the Corporation’s proxy statement for that annual meeting. The Committee considered the positive results of the shareholder advisory vote with respect to compensation policies and programs in deciding not to alter those policies and programs in 2015. The Corporation has an annual say-on-pay vote as approved by the shareholders.

Provided below are key Corporation performance and executive compensation highlights for 2015:

Corporation Performance Highlights:

•	Return on Average Equity (“ROE”) of 11.23% exceeded the 2015 NEO Incentive Plan target, which was a ROE that exceeded the ROE for the CNB compensation peer group at 9.27%.

•	Credit Quality Standards were compared to the credit quality standards of the CNB compensation peer group as well as established standards based on historical performance of the Corporation including the ratio of “non-performing assets to total assets” (“NPAs/TAs”), loan losses, & delinquency.

•	NPAs/ TAs of 0.58%, for 2015, compared to peer data of 0.87%

•	Other Financial Performance measures: Strong performance as compared to Bank Holding Company Peer Report (“BHCPR”) data specifically related to operating efficiencies and solid performance as compared to the “Uniform Bank Performance Report” (“UBPR”) data specifically related to average personnel expenses per employee. The BHCPR data can be found at the website of the Federal Financial Institutions Examination Council (www.ffiec.gov). The UBPR data can be found at the website of the Federal Financial Institutions Examination Council (www.ffiec.gov).

•	Operating Efficiency or overhead expenses/net interest income + non-interest income of 63.22%, for 2015, compared to BHCPR data of 69.52%

•	Average personnel expenses per employee of $65.68 thousand, for 2015, compared to UBPR data of $81.40 thousand

Compensation Highlights

Summarized below are highlights with respect to executive compensation in 2015:

•	Continued to measure both absolute and relative performance in our annual bonus (helping to ensure a more balanced and risk appropriate program)

•	Continued to provide a significant portion of executive compensation in incentive-based pay (helping to ensure a pay-for-performance alignment)

•	Made stock-based grants to select executives to help retain and align the executives with the long-term interests of the Corporation and shareholders

•	With the assistance of an independent consultant, examined the competitiveness of executive compensation to ensure it meets our objectives of attracting, retaining and motivating executives

Compensation Determination Process

The Role of the Executive Compensation Committee

The Executive Compensation Committee is composed of five non-employee, independent directors (as defined in the NASDAQ Corporate Governance Rules) selected from the Board of Directors of the Corporation.

The Committee has the overall responsibility for reviewing, establishing, and administering policies which govern NEO compensation programs. It determines the compensation of the NEOs for recommendation to the entire Board. In discharging these responsibilities, the Committee seeks to maintain a position of “equity” with respect to the balancing of interests of the shareholders with those of the NEOs.

The Executive Compensation Committee has a charter, a copy of which is available on the Corporation’s website at www.cnbbank.bank. The Executive Compensation Committee meets regularly regarding compensation issues and regularly receives input from its independent compensation consultant.

The Role of the Compensation Consultant

The Executive Compensation Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The Committee has direct access to outside advisors and consultants throughout the year.

In 2015, the Committee selected and retained the services of Meyer-Chatfield Compensation Advisors (M-C), an independent, outside consulting firm specializing in NEO and board compensation, for assistance based on M-C’s expertise. Services include conducting benchmarking studies, establishing compensation guidelines, designing incentive programs, assisting with proxy disclosure, and providing insight on emerging best practices. The consultant reports directly to the Committee and carries out its responsibilities as assigned by the Committee. The Committee has reviewed all services provided by M-C in 2015, and has determined that M-C is independent with respect to the SEC standards and NASDAQ rules as well as Corporation policy.

The Role of Management

At the request of the Committee, NEOs of the Corporation may be present at Committee meetings for discussion purposes, except that the Chief Executive Officer may not be present during any voting or deliberations of the Committee concerning the Chief Executive Officer’s compensation. NEOs have no involvement in the decisions made by the Committee, nor do they have a vote on any matters brought before the Committee.

The Executive Compensation Committee meets with the Chief Executive Officer to discuss his performance and compensation package, but ultimately decisions regarding his package are made solely based upon the Committee’s deliberations, as well as input from the compensation consultant, as requested. The Executive Compensation Committee considers recommendations from the Chief Executive Officer, as well as input from the compensation consultant as requested, to make decisions regarding the compensation of other NEOs.

Competitive Benchmarking

On an annual basis, the Executive Compensation Committee reviews competitive market data and conducts a comprehensive compensation assessment. To assist in making compensation decisions in 2015, M-C was engaged by the Executive Compensation Committee to conduct a comprehensive review of our NEO total compensation program. The purpose of the review was to provide an independent and objective analysis of all elements of compensation (individually and in aggregate) relative to market and peer group practices. An assessment of the pay mix and the pay for performance relationship were also presented to the Committee.

The primary data source used in examining the competitive market for the NEOs is information publicly disclosed by a peer group of other publicly traded financial corporations. A peer group was developed by M-C using objective parameters that reflect banks of similar size, geographic region, and business model (factors that influence NEO compensation in banks). M-C excluded banks in large metropolitan areas as they are not similar to the Corporation. The peer group was approved by the Executive Compensation Committee. Peer groups are reviewed and updated as appropriate, since the comparable banks may change depending on acquisitions and business focus of the bank or our peer institutions. Overall, the goal is to have 18 to 24 comparative financial corporations that provide a market perspective for NEO total compensation.

The following 19 financial institutions comprise the peer group used in the 2015 review:

Arrow Financial Corporation	First Community Bancshares, Inc.	Metro Bancorp Inc.
BNC Bancorp	First Defiance Financial	Peoples Bancorp, Inc.
Bridge Bancorp	First Financial Corp.	Seacoast Banking Corp. of FL
City Holding Co.	First of Long Island Corp.	Suffolk Bancorp.
Eagle Bancorp, Inc.	Kearny Financial Corp.	Univest Corporation of Pennsylvania
Enterprise Financial Services	Lakeland Bancorp
Financial Institutions, Inc.	Lakeland Financial Corp.

In addition to the peer group data, the consultant used survey sources to identify general compensation trends. The data reflected banks representing similar asset size and region to the Corporation.

Competitive Compensation Guidelines

Based on the results of a competitive benchmarking study, the consultant provided market competitive guidelines that support the Corporation’s total compensation philosophy. The guidelines reflect market competitive base salaries, short term incentive targets (as a percentage of base salary), and long-term incentive targets (as a percentage of base salary), as follows:

	Market Median
Title	Base Salary	CNB Target Annual Incentives	CNB Target Long-Term Incentive
President & CEO	$473,011	35% - 45%	30%
Principal Financial Officer &	$262,694	25% - 30%	20%
EVP & Chief Lending Officer	$248,768	25% - 30%	20%
SEVP & Chief Credit Officer	$200,366	25% - 30%	20%
SEVP & Chief Operating	$266,482	25% - 30%	20%

Based on the results of the competitive analysis and competitive guidelines shared by M-C, the Corporation’s 2015 base salaries, target annual incentives and long-term incentives for its NEOs are generally in line with competitive guidelines.

Compensation Philosophy

Compensation Objectives

The primary objectives of the executive compensation program are to:

•	Attract, retain, and motivate key executives to produce superior operating results for the Corporation;

•	Align the financial interest of the NEOs and shareholders through incentive-based compensation; and

•	Provide a total compensation program that recognizes individual contributions as well as overall business results.

Compensation Elements

Our executive compensation program is designed to be simple, straightforward and fair, and consists of the following elements:

•	Base salary;

•	Annual incentives;

•	Stock-based compensation;

•	Nonqualified deferred compensation;

•	Participation in the Corporation’s retirement plans; and

•	Perquisites.

Target Pay and Mix for Compensation Elements

The Executive Compensation Committee reviews both total compensation and each element of compensation when making pay decisions and recommendations to our Board. Although actual compensation can be above or below targets based on individual and Corporation performance, retention considerations and executive experience, we generally target base compensation within a reasonable range of the 50th percentile of the market.

In allocating compensation among these elements, our program is designed to provide a balance of:

•	Fixed and variable / performance-based compensation;

•	Cash and equity compensation; and

•	Compensation designed to encourage:

•	Short-term (annual) and long-term (multi-year) performance;

•	Performance of corporate strategic goals, shareholder value, and individual contributions; and

•	Absolute performance (our own goals) and relative performance (compared to industry).

This balanced approach helps to mitigate the influence of any one element of compensation which might be considered to drive excessive risk taking.

Elements of Compensation Details

The Corporation’s compensation program consists of six elements: base salary, annual incentives, stock-based compensation, participation in the Corporation’s non-qualified deferred compensation plans, participation in the Corporation’s retirement plans, and perquisites. The following section summarizes the role of each element, how decisions are made and the resulting 2015 decision process as it relates to our NEOs.

Base Salary

The Corporation believes that a competitive base salary is essential to hire and retain NEOs and that it should produce between 50 percent and 70 percent of an NEO’s total compensation.

Our compensation consultant, M-C, provides pay range guidelines based on its competitive assessment considering a composite of market data from the custom proxy peer group as well as other data sources of banking compensation information. Our competitive range reflects +/- 15% of the market median. The Committee uses this range in assisting with their ongoing base salary decisions for each NEO.

In December of each year, the Committee reviews and sets each NEO’s base pay to reflect competitive market conditions, individual experience, expertise, and performance relative to attainment of corporate goals and objectives such as earnings per share, return on equity and various asset quality measurements. Input from the Chief Executive Officer is considered in setting the salaries of other NEOs while the Committee is solely responsible for determining the Chief Executive Officer’s salary.

2015 Decisions

In December 2014, the Executive Compensation Committee reviewed the NEOs’ salaries considering the market range for the positions and the relative salaries of the executive team, as well as competitive market conditions, individual performance and contributions. Salary adjustments for 2015 were made for the NEOs in December 2014, to closer align the executives with the Bank’s compensation philosophy and targeted strategy. As a result of the increases, NEOs remain, on average, below the 50th percentile. The 2015 salary adjustments were as follows:

•	President & Chief Executive Officer Joseph B. Bower, Jr. – The Committee approved a market adjustment increasing his salary from $432,000 to $458,000 (increase of 6%).

•	Executive Vice President & Chief Financial Officer & Treasurer Brian W. Wingard – The Committee approved a market adjustment increasing his salary from $180,000 to $210,000 (increase of 17%).

•	Senior Executive Vice President, Chief Operating Officer & Secretary Richard L. Greslick, Jr. – The Committee approved a market adjustment increasing his salary from $208,000 to $221,000 (increase of 6%).

•	Senior Executive Vice President & Chief Credit Officer Mark D. Breakey – The Committee approved a market adjustment increasing his salary from $199,000 to $211,000 (increase of 6%).

•	Executive Vice President & Chief Lending Officer Joseph E. Dell, Jr. – The Committee approved a market adjustment increasing his salary from $197,500 to $211,000 (increase of 7%).

Annual Incentives

The primary objective of our annual incentive program is to motivate and reward key members of management for achieving specific corporate, department, and individual goals that support our strategic plan. Through our 2015 NEO Incentive Plan, we offer a select group of key executives, whose efforts largely determine the achievement of corporate goals and objectives, an annual cash bonus opportunity. For each NEO, there are individual and group objectives, which vary among executives according to their areas of responsibility. In general, however, we set a minimum target or targets, expressed as performance in excess of the median for either our BHCPR peer group or the CNB compensation peer group of financial institutions, listed under the “competitive benchmarking” heading, which must be met before any bonus can be earned. The major component in the plan is Return on Average Equity (ROE). The target established is an ROE that exceeds the median of the peer group at plus 0.30%.

2015 Decisions

The 2015 NEO annual incentives are outlined below in tables and summary, based on weighting, targets and payouts.

•	President & Chief Executive Officer Joseph B. Bower, Jr. – The Committee established an annual incentive award for Mr. Bower, pursuant to which Mr. Bower’s annual incentive compensation will be determined based on the Corporation’s (1) return on equity, (2) ratio of non-performing assets to total assets, compared to the median of the CNB compensation peer group of financial institutions, as listed under the “competitive benchmarking” heading, and (3) FCBank loan growth relative to target of $277,210,000. Mr. Bower’s maximum annual incentive is 40% of his base salary of $458,000, or $183,200.

Joseph B. Bower, Jr. – President & CEO
	Weighting	Target		CNB 2015 Data	Payout
Return On Equity	50%		> 9.27%	11.23%	$89,860
Non-performing Assets to Total Assets	25%		< 0.87%	0.58%	$22,900
FCBank loan growth	25%	> $	277,210,000	$293,108,000	$11,450
Total 2015 Annual Incentive Payout = $124,210

•	Principal Financial Officer & Treasurer Brian W. Wingard – The Committee established an annual incentive award for Mr. Wingard, pursuant to which Mr. Wingard’s annual incentive compensation will be determined based on the Corporation’s (1) return on equity compared to the median of the CNB compensation peer group, as listed under the “competitive benchmarking” heading, (2) operating efficiency ratio compared to the median of BHCPR data, and (3) non-interest income compared to average assets based on a corporate target of 0.62%. Mr. Wingard’s maximum annual incentive is 40% of his base salary of $210,000, or $84,000.

Brian W. Wingard – Principal Financial Officer & Treasurer
	Weighting	Target	CNB 2015 Data	Payout
Return On Equity	30%	>9.27%	11.23%	$24,721
Operating Efficiency	40%	<69.52%	63.22%	$25,200
Non-Interest Income to Average Assets	30%	>0.62%	0.64%	$6,300
Total 2015 Annual Incentive Payout = $56,221

•	Senior Executive Vice President, Chief Operating Officer & Secretary Richard L. Greslick, Jr. – The Committee established an annual incentive award for Mr. Greslick, pursuant to which Mr. Greslick’s annual incentive compensation will be determined based on the Corporation’s (1) return on equity compared to the median of the CNB compensation peer group, as listed under the “competitive benchmarking” heading, (2) FCBank loan growth relative to target of $277,210,000, and (3) number of households having at least one Bank loan or deposit account based on a target of 55,140. Mr. Greslick’s maximum annual incentive is 40% of his base salary of $221,000, or $88,400.

Richard L. Greslick, Jr. – SEVP, Chief Operating Officer & Secretary
	Weighting	Target		CNB 2015 Data	Payout
Return On Equity	50%		> 9.27%	11.23%	$43,360
FCBank Loan Growth	25%	> $	277,210,000	$293,108,000	$5,525
Households	25%		> 55,140	55,689	$22,100
Total 2015 Annual Incentive Payout = $70,985

•	Senior Executive Vice President & Chief Credit Officer Mark D. Breakey – The Committee established an annual incentive award for Mr. Breakey, pursuant to which Mr. Breakey’s annual incentive compensation will be determined based on (1) the Corporation’s return on equity compared to the median of the CNB compensation peer group, (2) the Corporation’s ratio of non-performing assets to total assets compared to the median of the CNB’s peer group, as listed under the “competitive benchmarking” heading, (3) the Corporation’s loan losses not exceeding 0.4% of average loans, or $5,840,652, and (4) the Bank’s loan delinquency not exceeding 1.70%. Mr. Breakey’s maximum annual incentive is 40% of his base salary of $211,000, or $84,400.

Mark D. Breakey – SEVP & Chief Credit Officer
	Weighting	Target		CNB 2015 Data	Payout
Return On Equity	30%		> 9.27%	11.23%	$24,839
Non-performing Assets to Total Assets	35%		< 0.87%	0.58%	$14.770
Loan Losses (Consolidated)	20%	< $	5,110,571	$3,072,000	$16,880
Loan Delinquency (CNB Bank)	15%		< 1.70%	0.57%	$12,660
Total 2015 Annual Incentive Payout = $69,149

•	Executive Vice President & Chief Lending Officer Joseph E. Dell, Jr. – The Committee established an annual incentive award for Mr. Dell, pursuant to which Mr. Dell’s annual incentive compensation will be determined based on (1) the Corporation’s return on equity compared to the median of the CNB compensation peer group, as listed under the “competitive benchmarking” heading, (2) the Bank’s loan growth relative to corporate budgeted target of $1,456,650,000, (3) the Corporation’s non performing assets to total assets compared to the median of the CNB compensation peer group and (4) the Bank’s loan losses not exceeding the Bank’s budget target amount of 0.40% of average loans, or $5,741,404. The loan growth component of Mr. Dell’s annual incentive will decrease if loan losses of the Bank exceed 0.41% of average loans, or $5,884,939. Mr. Dell’s maximum annual incentive is 40% of his base salary of $211,000, or $84,400.

Joseph E. Dell, Jr. – EVP & Chief Lending Officer
	Weighting	Target		CNB 2015 Data	Payout
Return On Equity	20%		> 9.27%	11.23%	$16,559
Loan Growth, measured in dollars outstanding	50%	> $	1,456,650,000	$1,577,798,000	$42,200
Non-performing Assets to Total Assets	20%		< 0.87%	0.58%	$8,440
Loan Losses (CNB Bank Only)	10%	< $	5,023,729	$1,414,000	$8,440
Total 2015 Annual Incentive Payout = $75,639

Stock-Based Compensation

We believe that our NEOs should be invested in the Corporation and share the risks and rewards of all shareholders. The purpose of the Corporation’s stock-based compensation program is to align NEOs with the long-term interests of the Corporation and shareholders, encourage stock ownership, and enhance our ability to retain top performers.

During 2015, the Executive Compensation Committee used the award of restricted common stock under the 2009 Stock Incentive Plan, vesting equally in four annual installments, as a means of compensating NEOs while making the full benefit of the award conditional upon the NEOs remaining with the Corporation for the near future. We believe this strategy establishes a tie to the shareholders as well as provides for the retention of our NEOs.

Decisions regarding the size of stock-based awards are made by the Executive Compensation Committee after careful consideration of corporate and individual performance, market data, retention considerations, impact on dilution, and existing equity holdings of each NEO.

We will not time or select the grant dates of any stock-based awards in coordination with our release of material non-public information, nor will we have any program, plan or practice to do so.

2015 Decisions

The 2015 grants awarded in February are summarized below in our “Grants of Plan Based Awards” table herein. All shares vest equally over four annual installments.

Named Executive Officer	Restricted Stock Award # of Shares	Restricted Stock Award Value (1)	% of Base Salary
Joseph B. Bower, Jr.	4,000	$68,000	15%
Brian W. Wingard	2,500	$42,500	20%
Richard L. Greslick, Jr.	2,500	$42,500	19%
Mark D. Breakey	2,500	$42,500	20%
Joseph E. Dell, Jr.	2,500	$42,500	20%

(1)	Restricted stock award value computed in accordance with ASC Topic 718.

Stock Ownership Guidelines for Executive Officers and Regional Bank Presidents

In 2014, the Board of Directors adopted Stock Ownership Guidelines for executive officers of the Corporation and CNB Bank and our regional bank presidents because it believes that it is important for the Corporation’s future success that senior management own and hold a minimum number of shares of common stock of the Corporation in order to further align their interests and actions with the interests of the Corporation’s shareholders. The Stock Ownership Guidelines require executive officers of the Corporation and CNB Bank and our regional bank presidents to own at all times during the period of their employment a number of shares of the Corporation’s common stock with a market value equal to 150% or more of the executive’s then-base salary. The Stock Ownership Guidelines provide that until a person subject to the Stock Ownership Guidelines achieves full compliance with such guidelines, the person may not dispose of any shares of restricted common stock that vest, other than for tax purposes. The Stock Ownership Guidelines are administered and enforced by the Executive Compensation Committee, and compliance is monitored and reported to the Executive Compensation Committee by the Corporation’s President & CEO.

In addition, all directors and employees of the Corporation are prohibited from engaging in any speculative transaction designed to hedge or offset any decrease in the market value of the Corporation’s securities, including hedging of the Corporation’s common stock. Effective August 11, 2015, the Corporation also prohibited any pledging of the Corporation’s securities in a margin account and restricted all other pledging of the Corporation’s securities by requiring directors and employees to obtain prior approval of the Senior Executive Vice President/Chief Operating Officer before entering into any such agreement. Corporation securities that were pledged as of August 11, 2015 as collateral for a loan are grandfathered and may continue to be pledged until released pursuant to the terms of relevant agreements.

Non-Qualified Deferred Compensation Plans

We believe that deferred compensation plays an important role in retaining NEOs, as well as assisting them provide for retirement. For that reason, we provide:

•	The Supplemental Executive Retirement Plan (SERP) – Certain NEOs participate in a SERP, which is designed to attract and retain qualified and experienced executive officers. Each SERP is embodied in an agreement between the Bank and the respective NEO. The narrative that follows the Pension Benefits Table contains a detailed description of the SERP.

•	The Executive Deferred Compensation Plan – NEOs can participate in the plan, which allows them to defer up to 10% of base compensation and 100% of annual incentive compensation until a date in the future, generally, upon termination of employment. Deferrals are “deemed” to be invested in Corporation common stock, and the value of a participant’s account generally tracks the performance of actual common stock. The Corporation provides no inducement (match or discretionary contribution) for NEOs who participate but believes that this “phantom stock” arrangement helps align the interest of participants with that of shareholders by focusing on the Corporation’s long-term performance.

Retirement Plan

The Corporation also maintains a 401(k) Savings Plan to help retain employees and provide for their retirement.

Perquisites

The Corporation provides select executives with perquisites that the Executive Compensation Committee believes are reasonable and consistent with its overall compensation philosophy and consistent with standards that are customary in the financial services industry.

Specifically, the Corporation provides Messrs. Bower, Dell and Greslick the use of a vehicle as well as payment of club dues, both of which are included in taxable income. The Corporation also provides payment of club dues for Messrs. Wingard and Breakey, which are included in their taxable income. The Committee believes that these individuals have appropriate business needs for the perquisites to assist them in the performance of their respective job duties.

Employment Contracts

The Committee believes that the Corporation’s continued success depends, to a significant degree, on the skills and competence of certain members of our executive management team. The Corporation and the Bank have entered into executive employment contracts with Messrs. Bower, Greslick, and Wingard, and the Bank has entered into executive employment contracts with Messrs. Breakey and Dell (collectively, the “Employment Contracts”). These Employment Contracts are intended to ensure that the Corporation and the Bank will continue to maintain and retain experienced executive management.

The Employment Contracts, other than for Messrs. Wingard and Dell, provide for an initial four-year term. The Employment Contract for Mr. Bower does not provide for extension of its term, while the Employment Contracts for Messrs. Greslick, Wingard, Dell and Breakey provide that the contract shall automatically renew for successive terms of one year unless either party gives the other party ninety days written notice of his or its intent not to renew the contract prior to the end of the then current term. The initial terms of the Employment Contracts expire on December 31, 2015, except that the initial term of Mr. Wingard’s Employment Contract expires on December 31, 2017.

The Employment Contracts provide for a base salary to be established annually by the Board of Directors and for annual increases, stock, stock options/rights and bonuses as may from time to time be awarded by the Board of Directors. The Employment Contracts also provide certain fringe benefits, including a family country club membership for each of Messrs. Bower, Breakey, Greslick, Wingard and Dell (the “Senior Executives”), as well as an automobile for Messrs. Bower, Greslick and Dell. Each Employment Contract contains a covenant not to compete against the Corporation and the Bank, their parent, affiliates or subsidiaries during the term of employment and thereafter until the earlier of (i) the third anniversary of the executive’s termination of employment or (ii) the date of a change in control of the Corporation or the Bank. In addition, each Employment Contract contains a covenant to protect the Corporation’s and the Bank’s confidential information.

The Employment Contracts also provide for severance payments in the event a Senior Executive is terminated without cause, regardless of whether such termination is in connection with a change of control, or voluntarily terminates employment under certain specific circumstances following a change of control. Following such a termination of employment, Messrs. Bower and Greslick will be entitled to receive a lump sum cash payment equal to 2.99 times his base salary for the year in which his employment ends and Messrs. Breakey, Wingard and Dell will be entitled to receive a lump sum cash payment equal to 2.50 times his base salary for the year in which his employment ends. Additionally, Messrs. Bower and Greslick would be entitled to receive a payment in the amount of 2.99 times the average incentive bonus paid over the preceding three year period. Messrs. Breakey, Wingard and Dell will be entitled to receive a payment in the amount of 2.50 times the average incentive bonus paid over the preceding three year period. The potential payments that would have occurred assuming a change of control event at December 31, 2015 were $1,751,153 for Mr. Bower, $815,607 for Mr. Greslick, $684,566 for Mr. Breakey, $655,184 for Mr. Wingard, and $718,458 for Mr. Dell.

Cash and benefits paid to a Senior Executive under the Employment Contracts together with payments under other benefit plans following a change of control may constitute an “excess parachute” payment under Section 280G of the Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Corporation or the Bank. If amounts payable to the Senior Executive would be excess parachute payments, then the Senior Executive’s severance benefits will be reduced to that amount that would result in no portion being an excess parachute payment unless payment of the full severance amount would result in the executive receiving an amount equal to or greater than 110% of the reduced amount on an after-tax basis. The Employment Contracts do not provide for tax indemnity for any such potential excise taxes that may be due by the Senior Executives.

Impact of Accounting and Tax

The Executive Compensation Committee and Management consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to the plans.

Section 162(m) of the Internal Revenue Code may limit our ability to deduct for U.S. federal income tax purposes compensation in excess of $1,000,000 paid to our CEO and other NEOs in any one fiscal year.

The Executive Compensation Committee has considered the impact of the Financial Accounting Standards Board ASC Topic 718 (formerly known as FASB Statement 123R) on the Corporation’s equity incentives as a key retention tool.

Reducing the Possibility of Excess Risk-Taking

The Executive Compensation Committee has determined that the risks arising from the compensation policies and practices for employees of the Corporation are not reasonably likely to have a material adverse effect on the Corporation as a whole.

The Executive Compensation Committee noted several design features of the Corporation’s cash and stock-based incentive programs that reduce the likelihood of excessive risk-taking:

•	The program design provides a balanced mix of cash and equity, annual and long-term incentives.

•	We set performance goals that we believe are reasonable in light of past performance and market conditions.

•	We balance absolute performance goals and relative performance goals in our annual bonus program.

•	Equity grants typically vest over a four-year period to encourage our NEOs to maintain a long-term perspective.

•	Our NEOs are subject to stock ownership guidelines which we believe align our NEOs’ interests with the interests of our shareholders.

•	We use restricted stock because restricted stock retains value even in a depressed market and NEOs will be less likely to take unreasonable risks to get, or keep, options “in-the-money.”

•	The Executive Compensation Committee has downward discretion over incentive program payouts.

•	The annual bonus has a maximum payout level that is 40% of salary.

•	For compensation benchmarking purposes, we employ an appropriate peer group derived from a standardized process.

•	The incentive program has a “clawback” provision resulting in the NEO’s requirement to repay a pro-rate portion of an incentive resulting from an accounting restatement.

Compensation Committee Report

The Executive Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis disclosures in this Proxy Statement. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Corporation’s Form 10-K for the 2015 fiscal year, and the Corporation’s Board of Directors has approved that recommendation.

Submitted by the Executive Compensation Committee:

Richard B. Seager, Chairman	Dennis L. Merrey	Robert W. Montler	Jeffrey S. Powell	Nicholas N. Scott, Jr.

Summary Compensation Table

The following table shows, for the years 2015, 2014, and 2013, the cash compensation paid by the Corporation and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the principal executive officer, the principal financial officer and the next three highest paid executive officers.

Name and Principal Position	Year	Salary ($) (1)	Restricted Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compen- sation ($) (5) (6)	Total ($)
Joseph B. Bower, Jr., President and Chief Executive Officer of CNB Financial Corp. and CNB Bank	2015 2014 2013	458,000 432,000 400,000	68,000 60,165 54,720	124,210 118,800 140,000	276,132 221,212 217,250	44,940 43,690 42,017	971,282 875,867 853,987
Brian W. Wingard Principal Financial Officer and Treasurer of CNB Financial Corp. Chief Financial Officer of CNB Bank	2015 2014 2013	210,000 180,000 160,000	42,500 27,504 25,650	56,221 50,400 49,600	— — —	29,797 24,194 20,229	338,518 282,098 255,479
Richard L. Greslick, Jr. Secretary of CNB Financial Corp. Senior Executive Vice President and Chief Operating Officer of CNB Bank	2015 2014 2013	221,000 208,000 190,000	42,500 30,083 27,360	70,985 41,600 42,750	25,804 16,810 15,737	40,982 37,891 30,691	401,271 334,384 306,538
Mark D. Breakey, Senior Executive Vice President and Chief Credit Officer of CNB Bank	2015 2014 2013	211,000 199,000 184,000	42,500 29,223 27,360	69,149 69,650 49,680	105,844 76,997 77,471	34,764 33,478 31,871	463,257 408,348 370,382
Joseph E. Dell, Jr. Executive Vice President and Chief Lending Officer of CNB Bank	2015 2014 2013	211,000 197,500 184,000	42,500 27,504 —	75,639 35,550 41,577	— — —	37,560 33,195 9,839	366,699 293,749 235,416

(1)	The amounts shown represent amounts earned for the fiscal year, whether or not actually paid during such year.
(2)	Reflects shares of restricted stock awarded under the 2009 Stock Incentive Plan valued at the dollar amount recognized for financial reporting purposes in accordance with ASC Topic 718. The shares of restricted stock that remain subject to forfeiture entitle the named executive officer to all of the rights of a shareholder generally, including the right to vote the shares and receive any dividends that may be paid thereon. The shares of restricted stock awarded vest equally over a four-year period. The shares continue to be subject to risk of forfeiture, which will lapse upon vesting. Accelerated vesting will occur and restrictions will lapse in the event that certain change in control events or normal retirements occur.
(3)	Amount represents cash payments made under the Corporation’s Non-equity Incentive Plan.
(4)	The Change in Pension Value reflects the change in value of the Corporation’s non-qualified supplemental executive retirement plan.
(5)	Amounts stated in this column for 2015 include:

	Profit Sharing Contribution	401(k) Match Contribution ($)	Life Insurance Premiums ($)	Auto Benefits ($)	Club Dues ($)	Total ($)
Joseph B. Bower, Jr.,	24,400	10,600	1,006	4,452	4,482	44,940
Brian W. Wingard	19,841	9,024	197	—	735	29,797
Richard L. Greslick,	22,998	10,104	178	4,967	2,735	40,982
Mark D. Breakey	21,545	9,607	577	—	3,035	34,764
Joseph E. Dell, Jr.	19,860	9,031	694	7,975	—	37,560

(6)	It is the policy of the Corporation to pay dues to certain service and social organizations for the executive officers. The incremental cost of these dues were minimal and the aggregate amount of such compensation as included in “All Other Compensation” did not exceed $10,000 for any named executive officer for any of the years shown.

Grants of Plan-Based Awards in 2015

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($) (1)	Target ($) (2)	Maximum ($)	Stock Awards: Number of Shares of Stock	Grant Date Fair Value ($) (3)
Joseph B. Bower, Jr.	2/9/15	N/A	45,800	183,200	4,000	68,000
Brian W. Wingard	2/9/15	N/A	21,000	84,000	2,500	42,500
Richard L. Greslick, Jr.	2/9/15	N/A	22,100	88,400	2,500	42,500
Mark D. Breakey	2/9/15	N/A	21,100	84,400	2,500	42,500
Joseph	2/9/15	N/A	21,100	84,400	2,500	42,500

(1)	There is no threshold or minimum payment under the 2015 NEO Plan.
(2)	Target determined by multiplying 2015 base salary by 10%.
(3)	Fair value of the stock award computed in accordance with ASC Topic 718.

Stock Incentive Plan

The CNB Financial Corporation 2009 Stock Incentive Plan (the “2009 Stock Incentive Plan”) was initially adopted by the Corporation’s Board of Directors and subsequently approved by the Corporation’s shareholders at its annual meeting held in 2009. Certain full or part-time employees of the Corporation, any parent, subsidiary or affiliate thereof, or persons who serve the Corporation or an affiliate as a director, are eligible to receive awards under the 2009 Stock Incentive Plan. Awards may be granted in the form of non-statutory stock options or restricted stock awards. The 2009 Stock Incentive Plan provides that the option exercise price for each share of common stock covered by a stock option will not be less than the fair market value of a share of common stock on the date the option is granted and that the term of the option may not exceed ten years from the grant date. For this purpose, fair market value is determined by reference to the closing price of the common stock on the date of grant or, if the grant date is not a trading day, the trading day immediately preceding the grant date.

Restricted stock awards will become vested pursuant to the terms of the applicable restricted stock award agreement. All awards of restricted stock reflected in the Outstanding Equity Awards at 2015 Fiscal Year-End table reflect a four-year vesting schedule (25% per year). During 2015, the Executive Compensation Committee approved additional restricted stock grants to certain named executive officers to encourage sustained long-term growth. These awards are reflected above in the Grants of Plan-Based Awards in 2015 table.

Outstanding Equity Awards at 2015 Fiscal Year-End

Stock Awards
Name	Number of Shares That Have Not Vested		Market Value of Shares That Have Not Vested ($) (1)
Joseph B. Bower, Jr.	800 1,600 2,625 4,000	(2) (3) (4) (5)	14,424 28,848 47,329 72,120
Brian W. Wingard	100 750 1,200 2,500	(2) (3) (4) (5)	1,803 13,523 21,636 45,075
Richard L. Greslick, Jr.	400 800 1,313 2,500	(2) (3) (4) (5)	7,212 14,424 23,673 45,075
Mark D. Breakey	400 800 1,275 2,500	(2) (3) (4) (5)	7,212 14,424 22,988 45,075
Joseph E. Dell, Jr.	1,200 2,500	(4) (5)	21,636 45,075

(1)	The amount shown represents the number of stock awards that have not vested multiplied by the closing price of the Corporation’s common stock on December 31, 2015, which was $18.03.
(2)	Stock awards vest 25% on each anniversary of the grant date, which was February 14, 2012.
(3)	Stock awards vest 25% on each anniversary of the grant date, which was February 12, 2013.
(4)	Stock awards vest 25% on each anniversary of the grant date, which was February 11, 2014.
(5)	Stock awards vest 25% on each anniversary of the grant date, which was February 10, 2015.

The following table sets forth information concerning the vesting in 2015 of restricted stock awards granted to the named executive officers.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

Joseph B. Bower, Jr.	2,475	42,042
Brian W. Wingard	875	14,871
Richard L. Greslick, Jr.	1,237	21,012
Mark D. Breakey	1,225	20,809
Joseph E. Dell, Jr.	400	6,792

(1)	Value realized calculated by multiplying the number of shares vesting by the closing price of the Corporation’s common stock on the applicable vesting dates.

Pension Benefits
Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)
Joseph B. Bower, Jr.	Supplemental Executive Retirement Plan (1)	18	1,317,434
Brian W. Wingard		N/A	—
Richard L. Greslick,	Supplemental Executive Retirement Plan (1)	17	58,351
Mark D. Breakey	Supplemental Executive Retirement Plan (1)	24	514,423
Joseph E. Dell, Jr.		N/A	—

(1)	The Supplemental Executive Retirement Plan is described below. This plan is offset by tax-free earnings from Bank owned life insurance.

Retirement Plan

The Corporation maintains the “CNB Bank Employee’s Savings and Profit Sharing Plan and Trust” (referred to herein as the “Plan”). The Plan permits eligible employees to make pre-tax contributions up to 70% of salary. Employees 21 years of age or over with a minimum of one year full time service are eligible for matching contributions by the Corporation at 100% of elective contributions not to exceed 3% of plan salary plus 50% of elective contributions that exceed 3% of plan salary but do not exceed 5% of plan salary. A profit sharing non-contributory pension plan component is in place for employees 21 years of age or over with a minimum of one year full time service and allows employer contributions of 6% based on current year’s compensation plus 5.7% of the compensation for all employees in excess of $118,500, subject to a $265,000 salary limit. The Corporation’s total contributions to the Plan for all employees were approximately $508,000 for the 401(k) savings plan component and $868,000 for the profit sharing non-contributory pension plan component.

Supplemental Executive Retirement Plan

The Internal Revenue Code places certain limitations on pension benefits that may be paid from the trusts of tax-qualified plans. Because of these limitations and in order to provide certain executives with adequate retirement income, the Bank has entered into supplemental retirement agreements (also called “salary continuation plan agreements” or “SERP”) which provide retirement benefits to the named executives in the manner discussed below.

The Bank has entered into agreements with Messrs. Bower, Greslick and Breakey to provide each executive with an annual supplemental retirement benefit at age 65 equal to a percentage of the executive’s final average compensation (i.e., average annual base salary for prior three years plus average annual bonus for prior five years) paid for twenty years reduced, as applicable, by amounts attributable to Social Security, the annual benefit that could be provided by contributions by the Company and Bank (other than the executive’s elective deferrals) to the CNB Bank Employee’s Savings and Profit Sharing Plan and Trust and the earnings on those amounts, calculated on an actuarial equivalent basis. The annual supplemental retirement benefit percentage at age 65 is 75% for Messrs. Bower and Greslick and 65% for Mr. Breakey.

Reduced amounts will be payable under each SERP in the event the NEO takes early retirement after age 55. Reduced amounts will also be paid in twenty equal annual installments to a designated beneficiary if the executive dies or becomes disabled prior to the commencement of benefits and any unpaid installments will be paid to such beneficiary if the executive dies after the commencement of benefits.

The SERP is considered an unfunded plan for tax purposes and a “top hat” plan for purposes of ERISA. All obligations arising under the SERP are payable from the general assets of the Bank.

The SERP also provides for termination and change of control benefits with such benefits payable over a twenty year period. If a termination or change of control would have occurred at December 31, 2015, the following aggregate amounts would have been paid: Mr. Bower – change in control $4,711,028, termination - $0; Mr. Greslick – change of control - $1,684,131, termination - $0; and Mr. Breakey – change of control $1,221,188, termination - $1,016,548.

Directors and Executives Deferred Compensation Plan

We have established deferred compensation plans for both executive offices and directors. Annually, outside directors can elect to defer up to 100% of their director compensation and executives can defer up to 75% of their base compensation and 100% of all bonuses. All deferred compensation will be a general liability of the Corporation and Bank, respectively. This is a phantom stock plan whereby any appreciation or depreciation in each participant’s account value will reflect precisely CNB Financial Corporation common stock performance including cash dividends. Deferred compensation will serve as a funding source for a Rabbi trust. Investments are expected to closely match the appreciated or depreciated liability. Distributions are received in lump sum or a ten year annuity upon normal retirement, death, or disability. Any variance will be adjusted by an expense or gain to the Corporation or Bank. The plan provides tax advantages to the participants and participation in the plan further aligns the interests of participants with those of our shareholders. Accounting treatment for this plan is subject to the ASC Topic 718.

Nonqualified Deferred Compensation

The following table includes information about the activity in, amounts earned, and balances of each named executive officer’s account under the CNB Financial Corporation Executive Deferred Compensation Plan.

	Executive Contributions in 2015 ($)	Corporation Contributions in 2015 ($)	Aggregate Earnings in 2015 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2015 ($)
Joseph B. Bower, Jr.	45,800	—	2,397	—	48,197
Brian W. Wingard	—	—	—	—	—
Richard L. Greslick, Jr.	11,050	—	578	—	11,628
Mark D. Breakey	—	—	—	—	—
Joseph E. Dell, Jr.	—	—	—	—	—

Termination and Change in Control Benefits

As discussed under “Employment Contracts” and “Supplemental Executive Retirement Plan”, above, the Corporation provides additional benefits to certain named executive officers in the event of retirement or termination of employment in certain circumstances and in the event of a change in control. We have summarized and quantified the estimated payments under the agreements, assuming a termination event occurred on December 31, 2015, below.

	Joseph B. Bower, Jr.	Brian W. Wingard	Richard L. Greslick, Jr.	Mark D. Breakey	Joseph E. Dell, Jr.
Retirement or Disability
Restricted Stock Vesting	162,721	82,037	90,3684	89,699	66,711
Death
Restricted Stock Vesting	162,721	82,037	90,384	89,699	66,711
Discharge Without Cause –
No Change in Control
Lump Sum Cash Payment	1,751,153	655,184	815,607	684,566	718,458
SERP Payment	—	—	—	1,016,548	—
Increased SERP Benefit	—	—	—	502,125	—
Discharge Without Cause –
Change in Control-Related
Lump Sum Cash Payment	1,751,153	655,184	815,607	684,566	718,458
SERP Payment	—	—	—	1,016,548	—
Increased SERP Benefit	3,393,594	—	1,625,780	706,765	—

Executive Compensation Committee Interlocks and Insider Participation

The members of the Executive Compensation Committee are Messrs. Seager (Chairman), Merrey, Montler, Powell and Scott. No person who served as a member of the Committee during 2015 was a current or former officer or employee of the Corporation or any of its subsidiaries or, except as disclosed below, engaged in certain transactions with the Corporation required to be disclosed by regulations of the SEC. Additionally, there were no compensation committee “interlocks” during 2015, which generally means that no executive officer of the Corporation served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Executive Compensation Committee of the Corporation.

CERTAIN TRANSACTIONS

Directors and officers of the Corporation and certain business organizations and individuals associated with them have been customers of and have had normal banking transactions with CNB Bank. All such transactions have been in the ordinary course of business, on terms substantially equivalent, including interest rates and collateral, to those which prevailed at the time in comparable transactions with persons not related to the Corporation or the Bank and do not involve more than the normal risk of collectability or present other unfavorable features.

Code of Ethics

The Board of Directors of the Corporation has approved a Code of Ethics for Officers and Directors. The Code of Ethics can be found at the Bank’s website, www.cnbbank.bank.

Policies and Procedures Regarding Transactions with Related Persons

Pursuant to the Corporation’s Code of Conduct, directors, officers, agents, attorneys and immediate family members of such persons and business entities in which such persons have, directly or indirectly, a majority or controlling interest should at all times be free of any conflicting interests when acting on behalf of the Corporation or any of its affiliates.

The Code of Conduct specifies that loan transactions involving such persons will be governed by regulatory rules and regulations restricting rates and terms, the Corporation’s general lending policies and the Corporation’s insider loans policy and such loans must be approved by an authorized lending officer other than the person in question.

The Code of Conduct further requires that all potential conflict of interest situations be reported. Any person who wishes to obtain approval of a particular action, or waiver of any requirements of the Code of Conduct in any particular situation, must apply for approval or waiver by disclosing all relevant facts and circumstances to the approving authority. For directors, the Corporation’s Board of Directors may grant approval or waivers. For officers, the executive officer responsible for the department to which the officer is assigned may grant approval or waivers and for all others, the Corporation’s Chairman or President may grant such approval or waivers. Persons subject to the Code of Conduct and wishing to engage in a purchase, lease or sale of any assets or services from or to the Corporation or any of its affiliates, other than in the ordinary course of business, must disclose the facts to the Corporation’s Board of Directors, which shall then determine whether to approve such transaction.

STOCK OWNERSHIP

Stock Owned by Management and Directors

The following table presents information known to us regarding the beneficial ownership of our common stock as of the record date of March 1, 2016 by each of our directors and named executive officers and by all of our directors, named executive officers and other executive officers as a group. All information as to beneficial ownership has been provided to us by the directors, named executive officers and other executive officers, and unless otherwise indicated, each of the directors, named executive officers and other executive officers has sole voting and investment power over all of the shares they beneficially own.

Name	Shares Beneficially Owned (1)		Percentage of Shares Outstanding (5)
Dennis L. Merrey	72,913	(2)	*
Joseph B. Bower, Jr.	34,813	(2) (3)	*
	213,921	(4)	1.5%
Joseph E. Dell, Jr.	6,852		*
William F. Falger	63,929	(2) (3)	*
Robert W. Montler	48,694		*
Joel E. Peterson	7,110		*
Deborah Dick Pontzer	19,892		*
Jeffrey S. Powell	292,841	(2)	2.0%
James B. Ryan	60,910		*
Richard B. Seager	8,942		*
Peter F. Smith	67,603	(2)	*
Mark D. Breakey	21,550		*
Richard L. Greslick, Jr.	12,225		*
Nick Scott, Jr.	6,873		*
Peter C. Varischetti	1,011
Brian W. Wingard	10,767		*
Directors and Executive Officers as Group (19 persons) (6)	780,928		5.4%

(1)	Information furnished by directors and executive officers.
(2)	Includes joint ownership with relatives as to which the director or officer has joint voting or investment powers.
(3)	Includes shares through a trust or pension plan agreement.
(4)	Includes shared voting rights for shares indirectly held in trust for the CNB Bank Employee Savings and Profit Sharing Plan and Trust.
(5)	* represents less than 1%.
(6)	Excludes shares indirectly held in trust for the CNB Bank Employee Savings and Profit Sharing Plan and Trust

Stock Owned by 5% Shareholders

The following table presents information regarding the beneficial ownership of our common stock as of March 1, 2016 by each person who is known to us to be the beneficial owner of more than 5% of our outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Shares Outstanding
Endicott Opportunity Partners	734,497	(1)	5.08%
III, LP and related persons
360 Madison Avenue,
21st Floor,
New York, NY 10017

(1)	According to the most recent Schedule 13G/A filed with the SEC on February 16, 2016, by Endicott Opportunity Partners III, L.P. (“EOP”), W.R. Endicott III, L.L.C. (“WR LLC”), Endicott Management Company (“EMC”), Wayne K. Goldstein (“Mr. Goldstein”), a managing member of WR LLC and Co-President and director of EMC, and Robert I. Usdan (“Mr. Usdan”), a managing member of WR LLC and Co-President and director of EMC, (i) EOP, WR LLC, EMC, Mr. Goldstein and Mr. Usdan each reported that they had shared voting power and shared dispositive power of 734,497 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon a review of filings with the Securities and Exchange Commission or written representations that no other reports were required, we believe that all of our Directors and Executive Officers and persons, if any, who beneficially own more than 10% of our common stock complied during 2015 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

SHAREHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

The Board of Directors will consider shareholder proposals for the year 2017 annual meeting of shareholders. Any shareholder wishing to make a proposal to be considered for inclusion in the Proxy Statement for that meeting should forward a written copy of such proposal to Joseph B. Bower, Jr., President, CNB Financial Corporation, P.O. Box 42, Clearfield, PA 16830 by certified mail, return receipt requested, no later than November 14, 2016. Any shareholder who intends to propose any other matter to be acted upon at the 2017 annual meeting of shareholders (but not include such proposal in the Proxy Statement) must inform the Corporation no later than February 1, 2017.

By Order of the Board of Directors,

/s/ Richard L. Greslick, Jr.
Richard L. Greslick, Jr., Secretary

Clearfield, Pennsylvania March 15, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY FOR ANNUAL MEETING OF

SHAREHOLDERS APRIL 19, 2016

The undersigned hereby appoint Ms. Donna Collins and Ms. Kylie Ogden and each of them the undersigned’s true and lawful attorneys and proxies (with full power of substitution in each) to vote all stock of CNB Financial Corporation held of record in the undersigned’s name(s) on March 1, 2016 at the Annual Meeting of Shareholders to be held at the Main Office of CNB Bank, One South Second Street, Clearfield, PA 16830 on April 19, 2016 or at any adjournment thereof.

1. ELECTION OF DIRECTORS:

To elect the Board’s nominees named below to serve as

Class 2 Directors until the Annual Meeting in the year 2019.

☐ FOR	☐ FOR	☐ WITHHOLD
all nominees	all nominees except those for which I/we withhold authority *(see INSTRUCTION below)	for all nominees

Richard L. Greslick, Jr.   Dennis L. Merrey   Deborah Dick Pontzer   Nicholas N. Scott, Jr.

To elect the Board’s nominees named below to serve as

Class 1 Directors until the Annual Meeting in the year 2017.

☐ FOR	☐ FOR	☐ WITHHOLD
all nominees	all nominees except those for which I/we withhold authority *(see INSTRUCTION below)	for all nominees

Francis X. Straub, III	Peter C. Varischetti

*INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE NOMINEE’S NAME IN THIS SPACE.

2. Advisory vote on Executive Compensation.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Ratification of appointment of independent registered public accounting firm, Crowe Horwath, LLP for the year ending December 31, 2016.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Transact such other business as may properly come before said meeting.

IF ANY OTHER BUSINESS IS PRESENTED AT SAID MEETING, THE NAMED PROXIES ARE AUTHORIZED TO VOTE THEREON AT THEIR DISCRETION.

In the absence of contrary directions, this proxy will be voted FOR all of the named nominees, FOR the executive compensation and FOR ratification of the appointment of auditors.

Number of shares of record on March 1, 2016	Dated 2016

Signature

Signature